Exhibit 22.1

PHOTOMEDEX, INC.
a Delaware corporation

LIST OF SUBSIDIARIES
(as of December 31, 2008)

Surgical Laser Technologies, Inc., a Delaware corporation. *

Surgical Innovations & Services, Inc., a Delaware corporation*

SLT Technology, Inc., a Delaware corporation

ProCyte Corporation, a Washington corporation

Next Derm, Inc., a Washington corporation **

SLT Properties, Inc., a Delaware corporation**

SLT Rentals, Inc., a Delaware corporation**

Diversified Properties and Equity Group, Inc., a Pennsylvania corporation**

Laser Analytics, Inc., a Massachusetts corporation**

Laser Photonics, Inc., a Delaware corporation**

* Merged into PhotoMedex, Inc. on November 18, 2004.

** Inactive.